               [SINGER LEWAK GREENBAUM & GOLDSTEN LLP LETTERHEAD]



September 26, 2000



Securities and Exchange Commission
Washington, D.C. 20549

Re:      Certron Corporation
         File No. 95-2461404

We were previously the independent accountants for Certron Corporation, and on December 15, 1999, we reported on the consolidated financial statements of Certron Corporation and subsidiary as of and for the two years ended October 31, 1999. On September 18, 2000, we were dismissed as independent accountants of Certron Corporation.

We have read Certron Corporation Statements included under item 4 of its Form 8-K dated September 26, 2000, and we agree with such statements.



Very truly yours,


/S/SINGER LEWAK GREENBAUM & GOLDSTEN LLP
SINGER LEWAK GREENBAUM & GOLDSTEIN LLP